UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2013

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
Suite 105, Phoenix, Arizona	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (602) 944-1500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on January 8, 2013, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE MKT LLC (f/k/a AMEX) (the “NYSE MKT”) informing the Trust that the Trust was not in compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide due to the Trust having stockholders’ equity of less than $4.0 million and net losses in three of its four most recent fiscal years. The Trust was afforded the opportunity to submit a plan of compliance (the “Plan”) to the NYSE MKT and submitted the Plan on February 5, 2013. On March 21, 2013, the NYSE MKT notified the Trust that it accepted the Plan and granted the Trust an extension until April 30, 2014 to regain compliance with the continued listing standards.

On May 2, 2013, the Trust received another letter from the NYSE MKT informing the Trust that the Trust is not in compliance with an additional continued listing standard of the NYSE MKT, Section 1003(a)(iii) of the NYSE MKT Company Guide, due to the Trust having stockholders’ equity of less than $6.0 million and net losses in five consecutive fiscal years as of January 31, 2013.

In the previously submitted Plan, the Trust set forth a plan for increasing stockholders’ equity in excess of $6.0 million before its April 30, 2014 deadline and, therefore, is not required to submit an additional plan to regain compliance with the continued listing standards. The Trust will be subject to periodic review by the NYSE MKT’s staff during this extension period. Failure to make progress consistent with the Plan or to regain compliance with all continued listing standards of the NYSE MKT by the end of the extension period could result in the Trust being delisted from the NYSE MKT.

A copy of the press release announcing the receipt of a non-compliance letter from the NYSE MKT is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

99.1	Press Release of InnSuites Hospitality Trust, dated May 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ Adam B. Remis
Adam B. Remis
Chief Financial Officer

Date: May 7, 2013